UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2013

BAZAARVOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(Address of principal executive offices, including zip code)

(512) 551-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal Year 2014 Executive Bonus Plan

On June 19, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Bazaarvoice, Inc. (the “Company”) approved the Company’s executive bonus plan (the “2014 Bonus Plan”) for the 12 months ending April 30, 2014 (“Fiscal Year 2014”). The 2014 Bonus Plan provides for the payment of cash bonuses to certain of the Company’s executive officers, including the Company’s principal executive officer, principal financial officer and named executive officers, based on performance measures and payout formulas determined by the Committee and targets for each performance measure established by the Board.

For each executive officer participating in the 2014 Bonus Plan except the Company’s Chief Executive Officer, the total bonus opportunity will be based on the achievement of three corporate performance measures: net bookings, new clients and EBITDA. The net bookings measure represents 50% of the target bonus award, the new clients measure represents 30% of the target bonus award and the EBITDA measure represents 20% of the target bonus award.

For the Company’s Chief Executive Officer, the total bonus opportunity will be based on the achievement of four corporate performance measures: net bookings, new clients, EBITDA and media revenue. The net bookings measure represents 40% of the target bonus award, the new clients measure represents 30% of the target bonus award, the EBITDA measure represents 20% of the target bonus award and the media revenue measure represents 10% of the target bonus award.

In addition, the payments for achievement of each corporate performance measure are subject to certain thresholds. The Company must meet minimum thresholds for each corporate performance measure in order for the executive officers to receive the portion of the target bonus attributable to such corporate performance measure. The executive officers will be entitled to 50% of the target bonus portion attributable to the net bookings target upon achievement of 85% of the net bookings goal, 50% of the target bonus portion attributable to the new clients target upon achievement of 85% of the new clients goal, 50% of the target bonus portion attributable to the EBITDA target upon achievement of 80% of the EBITDA goal and (with respect to the Company’s Chief Executive Officer) 50% of the target bonus portion attributable to the media revenue target upon achievement of 85% of the media revenue goal.

The bonus amounts payable with respect to the net bookings, new clients and media revenue corporate performance measures may exceed the target bonus amounts attributable to such measures. The multipliers for each corporate performance measure are capped as set forth in the following table:

Corporate Performance Measure	Maximum Payout (% of Target Payout)	Achievement Required for Maximum Payout (% of Goal)
Net Bookings	170%	121%
New Clients	150%	115%
EBITDA	100%	100%
Media Revenue	170%	121%

The Committee approved the following annual target bonuses under the 2014 Bonus Plan:

Executive Officer	Title	Target Bonus	% of Base Salary
James Offerdahl	Chief Financial Officer	$137,500	50%
Bryan C. Barksdale	General Counsel and Secretary	$96,250	35%

For each of Mr. Offerdahl and Mr. Barksdale, the target bonus as a percentage of base salary is the same as the target percentage for the 12 months ended April 30, 2013 (“Fiscal Year 2013”). The actual target bonus for Mr. Barksdale increased from $91,000 for Fiscal Year 2013 as a result of an increase in Mr. Barksdale’s annual base salary, as described below. The annual bonus target for Mr. Collins, the Company’s Chief Executive Officer, will be approved at a later date.

Base Salary Increase for Named Executive Officer

Effective May 1, 2013, Mr. Barksdale’s annual base salary was increased to $275,000, representing a 5.8% increase over Mr. Barksdale’s annual base salary for Fiscal Year 2013.

Bonus Award for Named Executive Officer

The Committee approved a discretionary one-time bonus of $81,900 to Mr. Barksdale based on his performance in Fiscal Year 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Bryan C. Barksdale
Bryan C. Barksdale General Counsel and Secretary

Date: June 25, 2013